As Filed with the Securities and Exchange Commission on November 24, 2008 File No.333-146209

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Post Effective Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHEETAH CONSULTING, INC.
(Name of small business issuer in its charter)
Florida	7389	14-1908451
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6860 Gulfport Blvd. South, #161

St. Petersburg, Florida 33707

(941) 723-2480

(Address and telephone number of principal executive offices and principal place of business)

Michael J. Daniels

6860 Gulfport Blvd. South, #161

St. Petersburg, FL  33707

(727) 415-4121

(Name, address and telephone number of agent for service)

Copies to:

Harrison Law, P.A.

Diane J. Harrison, Esq.

6860 Gulfport Blvd. South No. 162, So. Pasadena, FL 33707

Telephone: 941-723-7564  Facsimile:  941-531-4935

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

This Post-Effective Amendment No. 1 to Form S-1 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c), may determine.

Cheetah Consulting, Inc.

DEREGISTRATION OF SECURITIES

A Registration Statement on Form S-1, as amended (the “Registration Statement”), was filed by Cheetah Consulting, Inc. (the “Company”) and was declared effective by the Securities and Exchange Commission on June 12, 2008. The Registration Statement registered 1,350,000 shares of the Company’s common stock, owned by approximately 36 selling shareholders. These 1,350,000 shares of the Company’s common stock were registered to be sold by selling shareholders at the fixed price of $0.10 per share until our offering period ended or until our stock became quoted on the OTCBB or other securities exchange and then sold at prevailing market prices.

The Company has decided to reduce the size of the offering by decreasing the number of registered shares offered by the Shareholders. The Company will deregister 1,050,000 common shares registered by all the minority shareholders’ names which remain unsold, thereby bringing the total number of common shares to be registered to 300,000 common shares or 22% of the originally registered shares.  The total number of shares registered will be reduced from 1,350,000 to 300,000.

This Post-Effective Amendment No. 1 deregisters the following shares all of which remain unsold.

Name of security holder	Shares Deregistered
Joseph Scutero	30,000
Lynnette J. Harrison	30,000
Wilma J. Harrison	30,000
William B. Harrison	30,000
Belvey Harrison	30,000
William B. Harrison, II	30,000
William B. Harrison, III	30,000
Chad W. Sparks	30,000
Brandi J. Peachy	30,000
Nick R. Holladay	30,000
Sherry J. Long	30,000
John J. Piazza	30,000
Scott Bills	30,000
Meshel Coleman	30,000
Joseph Coleman	30,000
Jasmine Coleman	30,000
Eileen Love	30,000
Kandace Coleman	30,000
Jerry Neel, Jr.	30,000
Moshe Turgeman	30,000
Albert Moretti	30,000
Martin Mink	30,000
Evan Scutero	30,000
Karen Wolfson	30,000
Alan Drien	30,000
Matthew Miller	30,000
Larry Chapman	30,000
Ashley Coleman	30,000
Mark J. Kepes	30,000
Deborah A. Kepes	30,000
Rolland L. Owens	30,000
Corey Owens	30,000
Brent Owens	30,000
Stephanie Owens	30,000
Betty Owens	30,000
Total	1,050,000

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of St. Petersburg, State of Florida, the City of Pittsburg, State of Pennsylvania, and the City of Las Vegas, State of Nevada on November 24, 2008.

(Registrant) CHEETAH CONSULTING, INC.

By: /s/ Diane J. Harrison
Diane J. Harrison
President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name:	Title	Date
/s/ Diane J. Harrison
Diane J. Harrison	Principal Executive Officer, Principal Accounting Officer, Chief Financial Officer, Chairman of the Board of Directors	November 24, 2008
/s/ Lynnette J. Harrison
Lynnette J. Harrison	Secretary, Director	November 24, 2008
/s/ Joseph Scutero
Joseph Scutero	Treasurer, Director	November 24, 2008